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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 10)*

                          Reliance Group Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    759464109
                               -------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  75946410                13G                   Page  2  of  12  Pages


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Steinberg Group
                  (No. S.S or I.R.S. Identification No.)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]

                                                                        (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Not Applicable

                                    5.      SOLE VOTING POWER

                                                     45,240,916
NUMBER OF SHARES
                                    6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                                     7,376,577
BY EACH REPORTING
                                    7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                                     45,412,806

                                    8.      SHARED DISPOSITIVE POWER

                                                     7,400,665

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  52,813,471

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  45.7%

12.      TYPE OF REPORTING PERSON*

                  00

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  75946410                 13G                  Page  3  of  12  Pages


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Saul P. Steinberg
                  S.S No.: ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                        (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                         5.      SOLE VOTING POWER

                                          29,994,053 (See Note 1)
NUMBER OF SHARES
                         6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                          6,717,510 (See Notes 2, 3, 5, 6 and 7)
BY EACH REPORTING
                         7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                          30,133,767 (See Notes 1 and 4)

                         8.      SHARED DISPOSITIVE POWER

                                          6,717,510 (See Notes 2, 3, 5, and 7)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  36,851,277

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  32.3%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  75946410                  13G                 Page  4  of  12  Pages

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert M. Steinberg
                  S.S No.: ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                            5.      SOLE VOTING POWER

                                             6,216,910 (See Note 8)
NUMBER OF SHARES
                            6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                             5,280,830 (See Notes 3, 6 and 7)
BY EACH REPORTING
                            7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                             6,249,086 (See Notes 8 and 9)

                            8.      SHARED DISPOSITIVE POWER

                                             5,280,830 (See Notes 3 and 7)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,529,916

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  10.0%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  75946410                  13G                 Page  5  of  12  Pages


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Anne Steinberg
                  S.S No.: ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]

                                                                         (b) [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                    5.      SOLE VOTING POWER

                                                     -0-
NUMBER OF SHARES
                                    6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                                     5,356,010 (See Note 3)
BY EACH REPORTING
                                    7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                                     -0-

                                    8.      SHARED DISPOSITIVE POWER

                                                     5,356,010 (See Note 3)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   5,356,010

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.7%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  75946410                    13G               Page  6  of  12  Pages


1.       NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Roni Sokoloff
                  S.S No.: ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]

                                                                        (b) [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                 5.      SOLE VOTING POWER

                                                  4,150,130
NUMBER OF SHARES
                                 6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                                  628,580 (See Note 10)
BY EACH REPORTING
                                 7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                                  4,150,130

                                 8.      SHARED DISPOSITIVE POWER

                                                    706,668 (See Notes 10, 11)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,856,798

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.3%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  75946410                 13G                  Page  7  of  12  Pages


1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Lynda Jurist
                  S.S No.: 077-050-3572

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]

                                                                        (b) [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                    5.      SOLE VOTING POWER

                                                     4,804,643
NUMBER OF SHARES
                                    6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                                     51,667 (See Note 12)
BY EACH REPORTING
                                    7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                                     4,804,643

                                    8.      SHARED DISPOSITIVE POWER

                                                     51,667 (See Note 12)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,856,310

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.3%

12.      TYPE OF REPORTING PERSON*

                  IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

             Reliance Group Holdings, Inc.
 ...............................................................................

Item 1(b)    Address of Issuer's Principal Executive Offices:

             Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055
 ...............................................................................

Item 2(a)    Name of Persons Filing:

             The Steinberg Group, Saul P. Steinberg, Robert M. Steinberg, Anne Steinberg, Roni Sokoloff and Lynda Jurist
 ...............................................................................

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             Park Avenue Plaza, 55 East 52nd Street, New York, New York l0055
 ...............................................................................

Item 2(c)    Citizenship:

             See Item 4 on each of the cover pages hereto.
 ...............................................................................

Item 2(d)    Title of Class of Securities:

             Common Stock, $.10 par value
 ...............................................................................

Item 2(e)    CUSIP Number:

             75946410
 ...............................................................................

Item 3 (g)   Not Applicable.

Item 4.      Ownership.

             (a)      Amount Beneficially Owned As of December 3l, l996

                      See Item 9 on each of the cover pages hereto.
             .................................................................

             (b)      Percent of Class:

                      See Item 11 on each of the cover pages hereto.
             .................................................................

             (c)      Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote

                               See Item 5 on each of the cover pages hereto.
             .................................................................

                      (ii)     shared power to vote or to direct the vote

                               See Item 6 on each of the cover pages hereto.
             .................................................................

                      (iii)    sole power to dispose or to direct the
                               disposition of

                               See Item 7 on each of the cover pages hereto.
             .................................................................

                      (iv) shared power to dispose or to direct the disposition of

                               See Item 8 on each of the cover pages hereto.
             .................................................................

Item 5.      Ownership of Five Percent or Less of a Class.

             Not Applicable
             .................................................................

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable
             .................................................................

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable
             .................................................................

Item 8.      Identification and Classification of Members of the Group.

             The members of the Steinberg Group are Saul P. Steinberg, Robert M. Steinberg, Anne Steinberg, Roni Sokoloff and Lynda Jurist.
             .................................................................

Item 9.      Notice of Dissolution of Group.

             Not Applicable
             .................................................................

Item 10.     Certification.


             Not Applicable
             .................................................................

     Notes to Cover Pages - Steinberg Group Amendment No. 10 To Schedule 13G

         l. Includes 4,000 shares held by Saul P. Steinberg as custodian for his children, as to which he disclaims beneficial ownership, and 125,000 shares based on the assumed exercise of options to purchase Common Stock owned by Saul
P. Steinberg.

         2. Includes 75,l80 shares owned by Saul P. Steinberg's mother, Anne Steinberg, 336,300 shares owned by Saul P. Steinberg's wife, Gayfryd Steinberg and l5,200 shares held by Gayfryd Steinberg as custodian for Jeremy Rayne Steinberg, as to all of which he disclaims beneficial ownership.

         3. Includes 5,280,830 shares owned by the Article III Residuary Trust under the will of Julius Steinberg. Saul P. Steinberg, his brother Robert M. Steinberg, Anne Steinberg and a fourth person are the trustees thereof.

         4. Includes 139,714 shares allocable to Saul P. Steinberg's contributions under the Reliance Insurance Company Savings Incentive Plan (the "SIP"), as to which Saul P. Steinberg has dispositive power.

         5. Includes 1,010,000 shares held by the Saul and Gayfryd Steinberg Foundation, Inc. Saul P. Steinberg disclaims beneficial ownership of such shares

         6. Does not include any of the shares held in the SIP; the Trustee of the SIP votes the shares held in the SIP in its sole discretion, in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended.

         7. Does not include 50,000 shares owned by the Jeremy Rayne Steinberg 1989 Trust, 50,000 shares owned by the Gayfryd Holden Steinberg 1989 Trust and 51,340 shares owned by the Julian David Steinberg 1993 Trust. Jeremy Rayne Steinberg, Gayfryd Holden Steinberg and Julian David Steinberg are children of Saul P. Steinberg. Robert M. Steinberg is the trustee of such trusts.

         8. Includes 50,000 shares owned by the Jeremy Rayne Steinberg 1989 Trust, 50,000 shares owned by the Gayfryd Holden Steinberg 1989 Trust and 51,340 shares owned by the Julian David Steinberg 1993 Trust. Jeremy Rayne Steinberg, Gayfryd Holden Steinberg and Julian David Steinberg are children of Saul P. Steinberg. Robert M. Steinberg is the trustee of such trusts. Robert M. Steinberg disclaims beneficial ownership of such shares.

         9. Includes 101,730 shares held by Robert M. Steinberg as custodian for his children, as to which Robert M. Steinberg disclaims beneficial ownership, and 1,125,000 shares based on the assumed exercise of options to purchase Common Stock owned by Robert M. Steinberg.


         10. Includes 32,176 shares allocable to Robert M. Steinberg's contributions under the SIP, as to which Robert M. Steinberg has dispositive power.

         11. Includes 400,000 shares owned by Roni Sokoloff's husband, 52,580 shares held by her husband as custodian for their children and 130,000 shares based on the assumed exercise of options to purchase Common Stock owned by her husband, as to all of which Roni Sokoloff disclaims beneficial ownership. Also includes 100,000 shares held by The Roni and Bruce Sokoloff Foundation, Inc. Roni Sokoloff is the sister of Saul P. Steinberg and Robert M. Steinberg.

         12. Includes 24,088 shares allocable to the contributions of Roni Sokoloff's husband under the SIP, as to which Mr. Sokoloff has dispositive power, and as to which Roni Sokoloff disclaims beneficial ownership.

         l3. Includes l0,000 shares owned by Lynda Jurist's husband, as to which Lynda Jurist disclaims beneficial ownership, and 41,667 shares held by The Lynda and Joseph Jurist Foundation, Inc. Lynda Jurist is the sister of Saul P. Steinberg and Robert M. Steinberg.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  February 13, l997 as of December 3l, l996
                  .........................................
                  Date

                  /s/ SAUL P. STEINBERG
                  .........................................
                  Signature

                  Saul P. Steinberg
                  .........................................
                  Name

                  /s/ ROBERT M. STEINBERG
                  .........................................
                  Signature

                  Robert M. Steinberg
                  ........................................
                  Name

                  /s/ ANNE STEINBERG
                  ........................................
                  Signature

                  Anne Steinberg

                  .........................................
                  Name

                  /s/ RONI SOKOLOFF
                  .........................................
                  Signature

                  Roni Sokoloff
                  .........................................
                  Name

                  /s/ LYNDA JURIST
                  .........................................
                  Signature

                  Lynda Jurist
                  .........................................
                  Name


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                                  EXHIBIT INDEX

Exhibit No.             Exhibit Name                                Page No.
-----------             ------------                                --------
     1                        Joint Filing Agreement